Exhibit 99.1

For further information contact: Greg Parker 210/220-5632

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FOR IMMEDIATE RELEASE
August 1, 2001

CULLEN/FROST ANNOUNCES TERMS OF SUBORDINATED DEBT
OFFERING BY FROST NATIONAL BANK

SAN ANTONIO - Cullen/Frost announced today that the underwritten offering of $150,000,000 of subordinated notes by its subsidiary, The Frost National Bank, was priced on July 30, 2001. The subordinated notes will bear interest at 6 7/8 percent per annum, and will mature on August 1, 2011. It is intended that the subordinated notes would qualify as Tier 2 capital for bank regulatory purposes. The subordinated notes are being offered only to accredited investors and in denominations of $250,000 or more under the Office of the Comptroller of the Currency’s abbreviated registration procedures set forth in Section 16.6 of Part 16 of 12 C.F.R.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $7.9 billion at June 30, 2001. Frost Bank operates more than 80 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Houston, McAllen, New Braunfels, San Antonio and San Marcos. The corporation provides a full range of business and consumer banking products, investment and brokerage services, insurance products and investment banking services. Founded in 1868, Frost Bank is the largest independent bank in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers’ stock is traded on the New York Stock Exchange under the symbol CFR.